Exhibit 4.3
FORM OF
WARRANT
to Purchase Common Stock of
Fremont General Corporation

THIS WARRANT IS NON-TRANSFERABLE OTHER THAN AS PROVIDED IN THE EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT, DATED [•], 2007 (THE “EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT”).
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTMENT AGREEMENT, DATED MAY 21, 2007 (THE “INVESTMENT AGREEMENT”).
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES OF COMMON STOCK OF FREMONT GENERAL CORPORATION UNDERLYING THIS WARRANT ARE SUBJECT TO THE INVESTMENT AGREEMENT, THE EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT, AND A REGISTRATION RIGHTS AGREEMENT, DATED [•], 2007. A COPY OF SUCH INVESTMENT AGREEMENT, EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT, OR REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
Warrant
to Purchase Shares of Common Stock of
Fremont General Corporation
     THIS IS TO CERTIFY THAT Hunter’s Glen/Ford, Ltd., a Texas limited partnership (the “Investor”), or its permitted assigns, is entitled, subject to the terms and conditions set forth herein, at any time and from time to time prior to the Expiration Date (as defined herein), to purchase from Fremont General Corporation, a Nevada corporation (the “Company”), 7,129,326 shares of Common Stock, at a purchase price of $8.44 per share (the initial “Exercise Price,” subject to adjustment as provided herein).
1.	DEFINITIONS
     As used in this Warrant, the following terms have the respective meanings set forth below:
     “Applicable Base Amount” shall mean $8.44 from the date hereof to (but excluding) the Shareholder Approval Date, and shall mean $9.00 from (and including) and after the Shareholder Approval Date.
     “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 21, 2007, between the Bank and iStar Financial Inc.
     “Bank” means Fremont Investment & Loan, a California industrial banking corporation.

     “CDI Litigation” means pending litigation (and related actions) brought against the Company, its subsidiaries or its officers and directors by the California Insurance Commissioner alleging, among other things, the improper utilization by the Company or its subsidiary of certain net operating loss deductions and mismanagement claims.
     “Closing Price” means, for each trading day, the last reported sale price regular way on the principal national securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not listed on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.
     “Company” has the meaning assigned to it in the preamble, and any successor corporation.
     “Current Market Price” means, on any day, the average of the Closing Prices of the Common Stock for the ten consecutive trading days ending on such day.
     “Designated Office” has the meaning assigned to it in Section 6 hereof.
     “Exchange and Shareholder Rights Agreement” means that certain Exchange and Shareholder Rights Agreement, dated [•], by and among the Company, the Bank and the Investor.
     “Excluded Stock” has the meaning assigned to it in Section 4.10 hereof.
     “Exercise Date” has the meaning assigned to it in Section 2.1(a) hereof.
     “Exercise Notice” has the meaning assigned to it in Section 2.1(a) hereof.
     “Exercise Price” means, in respect of a Warrant Share, the Exercise Price set forth in the preamble of this Warrant, as adjusted from time to time pursuant to Section 4 hereof.
     “Expiration Date” means the first anniversary of the Reset Date.
     “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arms-length transaction, as determined in good faith by the Company’s board of directors.
     “Fully Diluted Outstanding Shares” as of any date means the number of shares of Common Stock outstanding on such date on a fully diluted basis (including, without limitation, shares of restricted stock (whether or not vested) and, in accordance with the treasury method, shares subject to outstanding stock options, whether or not “in the money”), excluding shares issued or issuable upon exchange of Series A Preferred Stock or upon exercise of Warrants.
     “Holder” means (a) with respect to this Warrant, the Investor or such other Person in whose name the Warrant is registered on the books of the Company maintained for such purpose and (b) with respect to any Warrant Shares, the Person in whose name such Warrant Shares are registered on the books of the Company maintained for such purpose.

     “Investment Agreement” means the Investment Agreement, dated as of May 21, 2007, by and among the Company, the Bank and the Investor.
     “Investor” has the meaning assigned to it in the preamble.
     “Measurement Date” has the meaning set forth in the definition of “Reset Date.”
     “Original Issue Date” means [•], 2007, the date on which the Warrant was issued by the Company pursuant to the Investment Agreement.
     “Quarter-End Date” has the meaning set forth in the definition of “Reset Date.”
     “Premium” means the amount to be paid for the Purchased Non-Loan Assets, as defined in the Asset Purchase Agreement pursuant to Section 2.04(b) therein, or any successor provisions, not to exceed $50,000,000.
     “Reset Date” means the date that is the 45th day after the earlier to occur of (i) the last day of the Company’s fiscal quarter during which the Bank consummates the Commercial Real Estate Transaction (the “Quarter-End Date”) and (ii) December 31, 2007 (the “Year-End”) (the earlier to occur of the Quarter-End Date and the Year-End being referred to herein as the “Measurement Date”).
     “Shareholder Approval” means the approval by the Company’s shareholders of the issuance to the Investor of the Additional Warrant.
     “Shareholder Approval Date” means the date as of which the Shareholder Approval occurs.
     “Tangible Book Value” means the positive difference, if any, of (a) the Company’s consolidated assets (excluding goodwill, trademarks and other intangible assets) minus (b) the Company’s consolidated liabilities, in each case as reported on the Company’s consolidated balance sheet as of the Measurement Date, calculated in accordance with GAAP consistently applied with prior periods: provided, however, that: (i) there shall be included in Tangible Book Value, (A) the portion of the Premium, if any, not included in the earnings of the Company for periods prior to the Measurement Date, multiplied by 57.954%, (B) an add-back in an amount equal to the valuation allowance applied to the actual amount of deferred tax assets as of the Measurement Date for Federal and California franchise tax purposes that may be realized prior to the expiration of the applicable net operating loss carryforward periods; provided that the amount of such add-back plus the amount of deferred tax assets for Federal and California franchise tax purposes reflected on the consolidated balance sheet as of the Measurement Date shall not exceed $150,000,000, (C) an add-back in an amount equal to any allowance for loan losses specifically related to the A Participation Interest (as defined in the Asset Purchase Agreement) as of the Measurement Date multiplied by 57.954%, and (D) the amount of any goodwill on the consolidated balance sheet as of the Measurement Date related to acquisitions by the Company that were approved by the Investor in writing and closed between the date of this Agreement and the Measurement Date and (ii) there shall be excluded from Tangible Book Value, the effect of the issuance of the Series A Preferred Stock and the Warrants. Tangible Book Value shall be determined in good faith by the Board of Directors, subject to the approval of Investor, which approval will not be unreasonably withheld.
     “Underpayment Test” has the meaning assigned to it in Section 4.13 hereof.
     “Warrant Price” means an amount equal to (i) the number of Warrant Shares being purchased upon exercise of this Warrant pursuant to Section 2.1 hereof, multiplied by (ii) the Exercise Price.
     “Warrant Shares” means the shares of Common Stock issuable upon the exercise of this Warrant.
     “Year-End” has the meaning set forth in the definition of “Reset Date.”
     All other capitalized terms used but not defined herein shall have the meanings given to such terms in the Exchange and Shareholder Rights Agreement.
2.	EXERCISE OF WARRANT
     2.1. Manner of Exercise.
          (a) From and after the Original Issue Date and at any time before 5:00 P.M., New York time, on the Expiration Date, the Holder may from time to time exercise this Warrant, on any Business Day, in whole or in part. In order to exercise this Warrant, the Holder shall (i) deliver to the Company at its Designated Office a written notice of the Holder’s election to exercise this Warrant (an “Exercise Notice”) substantially in the form attached to this Warrant as Annex A, which Exercise Notice shall be irrevocable and specify the number of Warrant Shares to be purchased, together with this Warrant and (ii) pay to the Company the Warrant Price in full. The date on which such delivery and payment shall have taken place shall be hereinafter sometimes referred to as the “Exercise Date.” If the Warrant has not been exercised by 5:00 P.M., New York time, on the Expiration Date, it shall expire.
          (b) Upon receipt by the Company of such Exercise Notice, surrender of this Warrant and payment of the Warrant Price (in accordance with Section 2.1(c) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise registered in the name of the exercising Holder, together with cash in lieu of any fraction of a share, as hereafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the exercising Holder or such other name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such certificate or certificates of shares of Common Stock issuable upon exercise of this Warrant shall be deemed to have been issued, and the Holder (or any other Person so designated to be named therein) shall be deemed to have become a holder of record of such shares of Common Stock for all purposes, as of the Exercise Date.

          (c) Payment of the Warrant Price shall be made at the option of the exercising Holder in cash or by delivery of a certified or official bank check or bank cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds, in the amount of such Warrant Price. Payment shall be made to the Company at its Designated Office prior to the close of business on the Exercise Date.
          (d) All issuances of Common Stock pursuant to this Warrant shall be subject to compliance with all applicable legal and bank regulatory requirements.
     2.2. Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all Liens. The Company will pay any and all expenses and original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of the Warrant Shares, unless such tax or charge is imposed by law upon the Holder. In addition, the Company shall not be required to pay any tax or governmental charge which may be issuable upon exercise of this Warrant payable in respect of any Transfer involved in the issue and delivery of Warrant Shares in a name other than that of the exercising Holder, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid or will be paid.
     2.3. Fractional Shares. The Company shall not be required to issue fractional shares of its Common Stock upon exercise of any Warrant. In lieu of any fraction of a share to which any Holder would otherwise be entitled, the Company shall make a cash payment equal to the product of such fraction multiplied by the Current Market Price of one share of Common Stock on the Exercise Date.
3.	TRANSFER, DIVISION AND COMBINATION
     3.1. Transfer of this Warrant. This Warrant is non-transferable other than as provided in the Exchange and Shareholder Rights Agreement, and any attempted transfer or assignment other than as set forth therein shall be void. Upon compliance with the provisions of this Section 3.1, each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office and compliance with the terms hereof, together with a written assignment of this Warrant in the form of Annex B hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes described in Section 2.2 in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled.
     3.2. Mutilation or Loss. Upon receipt by the Company from the Holder of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement or an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation. Upon the issuance of any new Warrant under this Section 3.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
     3.3. Expenses. Except as provided in Section 3.2, the Company shall prepare, issue and deliver at its own expense any new Warrant required to be issued hereunder.
     3.4. Maintenance of Books. The Company agrees to maintain, at the Designated Office, books for the registration and transfer of the Warrant.
4.	ADJUSTMENT OF EXERCISE PRICE
     4.1.
          (a) If the Shareholder Approval Date occurs prior to the Reset Date, the Exercise Price shall be increased to $9.00 per share, subject to adjustment from time to time in accordance with this Section 4.
          (b) Effective 5:00 P.M., New York time, on each of the Reset Date and, if it occurs on or after the Reset Date, the Shareholder Approval Date, the Exercise Price shall be reset to the lesser of (a) the Applicable Base Amount or (b) an amount equal to the quotient of: (i) the product of (x) 0.75 multiplied by (y) the Tangible Book Value as of the Measurement Date, divided by (ii) the Fully Diluted Outstanding Shares as of the Measurement Date. If, prior to the Reset Date, an adjustment of the Exercise Price has occurred pursuant to Section 4.2, such adjustment(s) shall be made on the reset Exercise Price determined by the immediately preceding sentence. If prior to the Reset Date the Holder shall have already exercised all or any part of this Warrant, then the Company shall promptly pay in cash to the Holder, in respect of all of the shares of Common Stock received upon each such exercise, an amount equal to the positive difference, if any, of (i) the amount by which (A) the sum of the amount paid hereunder by the Holder to the Company for such shares of Common Stock in such exercise plus all amounts paid by the Holder to the Company pursuant to Section 4.13 with respect to such shares exceeds (B) the sum of the payments made by the Company to such Holder in connection with the actual exercise pursuant to Sections 4.2 and 4.3 minus (ii) the amount the Holder would have paid to the Company for such shares of Common Stock (and any additional shares subsequently acquired by the Holder in respect of such shares pursuant to transactions contemplated by Sections 4.4, 4.6, and 4.7) in such exercise at the Exercise Price as adjusted pursuant to this Section 4.1 (giving effect to all prior adjustments under this Section 4). In the event that, prior to the Reset Date or, if it occurs on or after the Reset Date, the Shareholder Approval Date, the Exercise Price shall have been adjusted pursuant to Sections 4.4, 4.6 or 4.7, then the Exercise Price shall be adjusted pursuant to the first sentence of this Section 4.1 as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exercise Price pursuant to this Section 4.1.
     4.2. If, on the date a final non-appealable judgment is rendered in the CDI Litigation or a final binding settlement agreement is entered into by the Company and its relevant subsidiaries with respect to the CDI Litigation (the “Litigation Resolution Date”), the total costs incurred by the Company or its subsidiaries related to the CDI Litigation after the Measurement Date (including, without limitation, judgments, fines and penalties incurred in connection with the CDI Litigation, but excluding costs incurred in connection with legal defense, consultant fees and any other third party costs incurred in connection with the defense thereof) (the “Litigation Costs”) exceed $35,000,000 (such excess being the “Litigation Cost Excess”), then the Exercise Price (after taking into account the next sentence) shall be immediately adjusted downward by an amount equal to the product of: (i) 0.75 multiplied by (ii) the quotient of (A) the positive difference of the Litigation Cost Excess (net of any realizable income tax benefits attributable to the Litigation Cost Excess) divided by (B) the Fully Diluted Outstanding Shares as of the Measurement Date. In the event that, prior to the Litigation Resolution Date, the Exercise Price shall have been adjusted pursuant to Sections 4.4, 4.6 or 4.7, then the Exercise Price shall be adjusted pursuant to the preceding sentence as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exercise Price pursuant to this Section 4.2. If, however, as of the Litigation Resolution Date, the Holder has already exercised all or any part of this Warrant, then, the Company shall promptly pay to the Holder in cash, in respect of all the shares of Common Stock received upon each such exercise occurring prior to the Litigation Resolution Date, an amount equal to the positive difference, if any, of (i) the amount by which (A) the sum of the amount paid hereunder by the Holder to the Company for such shares of Common Stock in such exercise plus all amounts paid by the Holder to the Company pursuant to Section 4.13 with respect to such shares exceeds (B) the sum of the payments made by the Company to such Holder in connection with such exercise pursuant to Sections 4.1 and 4.3 minus (ii) the amount the Holder would have paid to the Company for such shares of Common Stock (and any additional shares subsequently acquired by the Holder in respect of such shares pursuant to transactions contemplated by Sections 4.4, 4.6, and 4.7) in such exercise at the Exercise Price as adjusted pursuant to this Section 4.2 (giving effect to all prior adjustments under this Section 4) (such aggregate cash payment by the Company being referred to herein as the “Litigation Settlement Amount”), provided, however, that if the Company does not have sufficient cash to make such payment or is legally or contractually prohibited from making such payment, the Company shall pay such Litigation Settlement Amount in a number of shares of Common Stock equal to the quotient of the Litigation Settlement Amount divided by the Current Market Price.
     4.3. If, on June 30, 2010, the total cumulative losses (excluding losses attributable to early payment defaults), liabilities or expenses incurred by the Company and its Subsidiaries on a consolidated basis after the Measurement Date relating to the rights or claims of third parties in connection with mortgage loans sold (whether as a whole loan sale, securitization or otherwise) by the Company or any of its Subsidiaries prior to the Measurement Date (the “Loan Losses”) exceed the sum of $35,000,000 plus a new reserve established on the Company’s consolidated balance sheet at June 30, 2007 (excluding any reserve for early payment defaults) (prepared in accordance with GAAP consistently applied with prior periods) in connection with such loans (such excess being the “Loan Loss Excess”), then the Exercise Price (after taking into account the next sentence) shall be adjusted downward on such date by an amount equal to the product of: (i) 0.75 multiplied by (ii) the quotient of (A) the Loan Loss Excess (net of any realizable income tax benefits attributable to the Loan Loss Excess) divided by (B) the Fully Diluted Outstanding Shares as of the Measurement Date. In the event that, prior to June 30, 2010, the Exercise Price shall have been adjusted pursuant to Sections 4.4, 4.6 or 4.7, then the Exercise Price shall be adjusted pursuant to the preceding sentence as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exercise Price pursuant to this Section 4.3. If, however, as of June 30, 2010, the Holder has already exercised all or any part of this Warrant, then the Company shall promptly pay to the Holder in cash, in respect of all of the shares of Common Stock received upon each such exercise occurring prior to June 30, 2010, an amount equal to the positive difference, if any, of (i) the amount by which (A) the sum of the amount paid hereunder by the Holder to the Company for such shares of Common Stock in such exercise plus all amounts paid by the Holder to the Company pursuant to Section 4.13 with respect to such shares exceeds (B) the sum of the payments made by the Company to such Holder in connection with the actual exercise pursuant to Sections 4.1 and 4.2 minus (ii) the amount the Holder would have paid to the Company for such shares of Common Stock (and any additional shares subsequently acquired by the Holder in respect of such shares pursuant to transactions contemplated by Sections 4.4, 4.6, and 4.7) in such exercise at the Exercise Price as adjusted pursuant to this Section 4.3 (giving effect to all prior adjustments under this Section 4) (such aggregate cash payment by the Company being referred to herein as the “Loan Loss Settlement Amount”); provided, however, that if the Company does not have sufficient cash to make such payment or is legally or contractually prohibited from making such payment, the Company shall pay such Loan Loss Settlement Amount in a number of shares of Common Stock equal to the quotient of the Loan Loss Settlement Amount divided by the Current Market Price.
     4.4. Upon Issuance of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date and on or before the Expiration Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities without consideration or for consideration per share less than the Current Market Price, then the Exercise Price shall forthwith be lowered to a price equal to the price obtained by multiplying:
          (a) the Exercise Price in effect immediately prior to the issuance of such Common Stock, options, rights or securities by
          (b) a fraction of which (x) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance and (B) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Current Market Price and (y) the denominator shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance.
The provisions of this Section 4.4 shall not apply to any issuance of Excluded Stock.

     4.5. Provisions Applicable to Adjustments. For the purposes of any adjustment of the Exercise Price pursuant to Section 4.4, the following provisions shall be applicable:
          (a) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.
          (b) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.
          (c) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire or rights to subscribe for, or securities convertible into or exchangeable for, Excluded Stock):
     (i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of any such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (a) and (b) of this Section 4.5), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
     (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (a) and (b) of this Section 4.5);

     (iii) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;
     (iv) upon the expiration of any options to purchase or rights to subscribe for Common Stock which shall not have been exercised, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options to purchase or rights to subscribe for Common Stock, and the consideration received therefor was the consideration actually received by the Company for the issue of the options to purchase or rights to subscribe for Common Stock that were exercised, plus the consideration actually received by the Company upon such exercise; and
     (v) no further adjustment of the Exercise Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.
     4.6. Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date and on or before the Expiration Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Exercise Price shall be appropriately decreased to equal the product of the Exercise Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such increase and the denominator of which is the number of shares of Common Stock outstanding immediately after such increase.

     4.7. Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Exercise Price shall be appropriately increased to equal the product of the Exercise Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such decrease and the denominator of which is the number of shares of Common Stock outstanding immediately after such decrease in outstanding shares.
     4.8. Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), or any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock), each Warrant shall after such reorganization, reclassification, consolidation, or merger be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation or merger, shall assume, by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon such conversion.
     4.9. Deferral in Certain Circumstances. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (a) issuing to the Holder with respect to any Warrants exercised after such record date and before the occurrence of such event the shares of Common Stock issuable or cash payable upon such exercise by reason of the adjustment required by such event and issuing to such Holder only the shares of Common Stock issuable upon such exercise before giving effect to such adjustments, and (b) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 2.3 above; provided that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such Holder’s right to receive such additional shares or such cash.
     4.10. Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Sections 4.4, 4.6, or 4.7 Holders of the Warrants shall thereafter be entitled to receive upon the exercise thereof, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.
     4.11. Form of Warrant. Irrespective of and without limiting any adjustment in the Exercise Price or the number of shares purchasable upon the exercise of the Warrant, Warrants thereafter issued may continue to express the same price and number and kind of shares as are stated in the original Warrant.
     4.12. Exceptions. This Section 4 shall not apply to any shares of Common Stock (a) issued as consideration when any corporation or business is acquired, merged into, or becomes part of the Company or a subsidiary of the Company, (b) issued upon exercise of any options, warrants or other rights assumed by the Company in connection with a merger or other acquisition, provided, that such options, warrants or other rights assumed by the Company shall not have been issued in connection with or in contemplation of such merger or acquisition, (c) issued in good faith in connection with any other acquisition of assets in an arms-length transaction between the Company and an unaffiliated third party, (d) issued upon exchange of the Preferred Shares as contemplated by the Exchange and Shareholder Rights Agreement, (e) issued to employees or directors of the Company pursuant to an employee stock option plan or stock incentive plan approved by the Board of Directors at no less than market value on the date of grant, or (f) issued to officers and employees pursuant to employment agreements in existence on the date hereof at no less than market value on the date of issuance (collectively, the “Excluded Stock”). Additionally, no further adjustments to the Exercise Price shall be made under Sections 4.2 or Section 4.3 from and after the date the Permitted Holders cease to beneficially own and/or have the right to acquire at least 5% of the Aggregate Initial Shares.
     4.13. Shareholder Approval Date Adjustment. If, prior to the Shareholder Approval Date, all or any portion of this Warrant has been exercised and shares of Common Stock have been purchased pursuant thereto, then, within five Business Days after the Shareholder Approval Date, the Holder shall pay to the Company, in respect of all the shares of Common Stock so purchased, an amount in cash such that the net amount paid by such Holder (or its predecessors) to the Company (i.e., net of any payments received by the Holder from the Company under this Section 4) in respect of all such share purchases equals the net amount such Holder (or its predecessors) would have been obligated to pay to the Company in respect of such purchases if the Shareholder Approval had occurred prior to such exercises (the “Underpayment Test”). If the Underpayment Test is satisfied without a payment by the Holder to the Company, then the Holder shall not be required to pay any amount under this Section 4.13.
5.	TAKING OF RECORD; TRANSFER BOOKS; WARRANT HOLDER NOT DEEMED A STOCKHOLDER
     5.1. Taking of Record. In the case of dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day.
     5.2. Closing of Transfer Books. The Company shall not at any time close its stock transfer books so as to result in preventing or delaying the exercise of the Warrant.

     5.3. Warrant Holder Not Deemed a Stockholder. The Company may deem and treat the registered Holder of the Warrant as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor any agent thereof shall be affected by any notice to the contrary. Accordingly, the Company shall not be bound to recognize any equitable or other claim to, or interest in, the Warrant on the part of any Person other than such registered Holder, whether or not it shall have express or other notice thereof. Prior to the valid exercise of the Warrant, no Holder of the Warrant, as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to consent to an action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right, or to receive any notice of meetings of stockholders and, except as otherwise provided in the Investment Agreement, shall not be entitled to receive any notice of any proceedings of the Company.
6.	OFFICE OF THE COMPANY
     As long as the Warrant remains outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the “Designated Office”), where the Warrant may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. Such Designated Office shall initially be the office of the Company at 2425 Olympic Boulevard, Santa Monica, California 90404. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to all registered Holders at least ten (10) Business Days prior to the effective date of such change.
7.	MISCELLANEOUS
     7.1. No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     7.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:
(a)	If to the Company, to:

Fremont General Corporation
2425 Olympic Boulevard
Santa Monica, CA 90404
Attention: General Counsel
Fax: (310) 315-5593

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: William S. Rubenstein, Esq.
Fax: (917) 777-2642
(b)	If to the Investor, to:

Hunter’s Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, TX 75201
Attention: Randy Staff
Fax: (214) 871-5122

With a copy to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Dhiya El-Saden, Esq.
Fax: (213) 229-6196

     7.3. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Shares other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
     7.4. Remedies. Each Holder of Warrants, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.
     7.5. Successors and Assigns. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof.
     7.6. Amendment. This Warrant may be modified or amended only with the written consent of the Company and the Holder.
     7.7. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
     7.8. Headings. The headings and other captions in this Warrant are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Warrant.
     7.9. Governing Law; Consent to Jurisdiction. This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of California in the event any dispute arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Warrant or the transactions contemplated hereby in any court other than a Federal or state court located in the State of California.
     7.10. Entire Agreement. This Warrant contains the entire agreement with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, with respect to the subject matter hereof.

     7.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Execution Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Original Issue Date.

FREMONT GENERAL CORPORATION
By:
Name:
Title:

Agreed to and Accepted as of the Original Issue Date: HUNTER’S GLEN/FORD, LTD.
By:
Name:
Title:

[Execution Page to the Warrant]

ANNEX A
SUBSCRIPTION FORM
[To be executed only upon exercise of Warrant]
     The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of                  shares of Common Stock of Fremont General Corporation and herewith makes payment therefor in                     , all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                                          whose address is

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

ANNEX B
ASSIGNMENT FORM
     FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

No. of Shares of
Name and Address of Assignee	Common Stock

and does hereby irrevocably constitute and appoint                                                               attorney in fact to register such transfer onto the books of Fremont General Corporation maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:
Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.